Statement in Support of Form 8-K/A filed by Marijuana Company of America, Inc.

This statement is provided in support of Marijuana Company of America’s (“Company”) Form 8-K filed March 30, 2020, as amended April 1, 2020. On March 30, 2020, the Company, in reliance on SEC Order dated March 25, 2020, Release No. 34-88465, notified investors and the public at large of its inability to timely file its Annual Report on Form 10-K for the 2019 Fiscal Year (“Annual Report”) due to the circumstances related to the novel coronavirus known as COVID-19. As part of the Company’s annual closing of its books, it attempted communications with Chicago Ventures, LLC, an Illinois limited liability company, Odyssey Funding, LLC, a Delaware limited liability company located in New York and GS Capital Partners, LLC, a New York limited liability company. The Company determined that none of the above entities are open for business or returning phone calls. Their offices are, upon information and belief, closed due to the Covid-19 pandemic, and the respective stay at home and/or quarantine orders of the state governments in New York, California and Illinois effective through April 30, 2020.

Dated: April 1, 2020

MARIJUANA COMPANY OF AMERICA, INC.

By: /s/ Jesus Quintero

Jesus Quintero

(Principal Executive Officer)

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